EXHIBIT 3.2

Certificate of Amendment to Articles of Incpraoration
For Nevada Profit Corporations
(Pursuant to AIRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Zealous Trading Group, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

AUTHORIZED STOCK

The total number of shares of all classes of capital stock which the Corporation has the authority to issue consists of the following classes:

(A)    Ten million (10,000,000) shares of serial preferred stook to be issued in series item time to time, $.001 per value ("Series Preferred Stock'),

(B)    1.5 billion (1,500,000,000) (common shares, $,001 par value ("Common Stock").

The designations, voting powers, preferences and relative priority, participating, option or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:
[continued on additional 4 pages]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:  majority

4. Effective date of filing (optional):                                             4/24/08
                                            (must not be later then 60 days after the certificate is filed)

5. Officer Signature (Required):  /s/ Milton “Todd” Ault, III

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, than the amendment must be approved by the vote, in addition to the affiminative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment ragardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above Information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

[continuation page 1 of Certificate of Amendment to
Articles of Incorporation for Zealous Trading Group, Inc]

DIVISION A

EXPRESS TERMS OF THE SERIES PREFERRED STOCK

Section 1.  The Series Preferred Stock may be issued from time to time in one or more series. All shares of Series Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 through 8, both inclusive, of this Division A, which provisions shall apply to all Series Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

(a)    The designation of the series, which may be by distinguishing number, letter or title;

(b)    The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase and decrease (but not below the number of shares thereof then outstanding);

(c)    The annual dividend rate of the series, and the date from which dividends shall be cumulative;

(d)    The dates on which dividends, if declared, shall be payable;

(e)    The redemption rights and price or prices, if any, for shares of the series;

(f)    The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g)    The amounts payable on shares of the series in the event of any voluntary or involuntary dissolution, liquidation or winding up of the business and affairs of the corporation;

(h)    Whether the shares of a series are convertible into the shares of any other series or other class of shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

(i)    Restrictions on the issuance of shares of the same series or any other class or series; and

[continuation page 2 of Certificate of Amendment to
Articles of Incorporation for Zealous Trading Group, Inc.]

(j)    The voting rights of any shares in any seriees.
Except as prohibited by law, the Board of Directors is authorized to adopt, from time to time, amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (j), inclusive of this Section 1.

Section 2.  Nothing in clauses (a) through (i), inclusive, of Section 1 above, shall be construed to require the Board of Directors to fix any particular terms with respect to a series of shares.

Section 3.  The holders of Series Preferred Stock of each series, in preference to the holders of Common Stock, shall be entitled to receive out of any funds legally available, and when and as declared by the Board of Directors, dividends in cash or property. No dividends may be paid upon or declared or set apart for any of the Series Preferred Stock for any dividend period, unless at the same time a like proportionate dividend for the same dividend period, in proportion to the respective dividend rates fixed therefor, shall be paid upon or declared or set apart for all Series Preferred Stook of all series then issued and outstanding and entitled to receive such dividends.

Section 4.  In no event so long as any Series Preferred Stock shall be outstanding shall any dividend, except one payable in Common Stock or other shares ranking junior to the Series Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Series Preferred Stock, nor shall any Common Stock or any other shares ranking junior to the Series Preferred Stock be purchased, retired or otherwise required by the Corporation (except out of the proceeds of the sale of Common Stock or other shares ranking junior to the Series Preferred Stock received by the Corporation):

(a)    Unless all accrued and unpaid dividends on Series Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

(b)    Unless there shall be no arrearages with respect to the redemption of Series Preferred Stock of any series or any sinking fund provided for shares of such series in accordance with the provisions of Section I of this Division A.

Section 5.  (a) The holders of Series Preferred Stock of all outstanding series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the business and affairs of the corporation, be entitled to receive in full, out of the assets of the Corporation, including capital, before any amount shall be paid or distributed among the holders of any other shares ranking junior to the Series Preferred Stock, an amount equal to Fifty Cents ($0.50) per share. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of

/continuation page 3 of Certificate of Amendment to
Articles of Incorporation for Zealous Trading Group, Inc.]

Series Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Series Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

After payment to holders of Series Preferred Stock of the full preferential amounts as aforesaid, holders of Series Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(b)    The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all of the property or business of the corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

Section 6.  (a) The holders of Series Preferred Stock shall not be entitled to any vote for each share except as otherwise provided herein or required by law.

(b)    To the extent not forbidden by statute, the vote or consent of the holders of at least a majority of the shares of Series Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Series Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following:

(i)    Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or the Regulations of the Corporation which adversely affects the voting powers, rights or preferences of the holders of Series Preferred Stock; provided, however, that for the purpose of this clause (i), neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of any shares of any class ranking junior to the Series Preferred Stock, nor any amendment of the Articles of Incorporation by the directors pursuant to Section 1 of this Division, which is not contrary to the provision of any amendment to the articles authorizing a series of Series Preferred Stock, nor the amendment of the Regulations so as to increase the number of directors of the corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of the Series Preferred Stock; and provided further, that if such amendment, alteration or repeal adversely affects the powers, rights or preferences of one or more but not all series of Series Preferred Stock at the time outstanding, only the vote or consent of the holders of at least a majority of the number of shares at the time outstanding of the series so affected shall be required;

(ii)   The authorization or creation of, or the increase in the authorized amount of, any shares of the class, or any security convertible into shares of any class, ranking prior to the Series Preferred Stock;

[continuation page 4 of Certificate of Amendment to
Articles of Incorporation for Zealous Trading Group, Inc.]

(iii)   The authorization of any shares ranking on a parity with the Series Preferred Stock or an increase in the authorized number of shares of Series Preferred Stock;

(iv)   The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Series Preferred Stock then outstanding except in accordance with a Stock purchase offer made to all holders of record of Series Preferred Stock then outstanding, unless all dividends upon all Series Preferred Stock then outstanding, for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

Section 7.  For the purpose of this Division:

Whenever reference is made to shares "ranking prior to the Series Preferred Stock" or "on a parity with the Series Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary liquidation, dissolution, or winding up of the affairs of the Corporation are given preference over or rank equally with (as the case may be) the rights of the holders of Series Preferred Stock; and whenever reference is made to shares "ranking junior to the Series Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders hereof as to the payment of dividends and as to distributions in the event of a voluntary liquidation, dissolution, or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of Series Preferred Stock.

DIVISION B

EXPRESS TERMS OF THE COMMON STOCK

The Common Stock shall be subject to the express terms of the Series Preferred Stock, and each series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.